Exhibit 10.9

UNSECURED PROMISSORY NOTE

$292,825	July 31, 2024

Union City, California

For value received, the undersigned, Grand Forest Cabinetry Inc, a California corporation (“Maker”), promises to pay to the order of Hong Le Liang, an individual (“Holder”), the principal sum of Two Hundred Ninety Two Thousand Eight Hundred Twenty Five Dollars ($292,825) (“Principal”).

This principal amount of this Promissory Note (“Note”) memorializes the current balance of all advances made to the Maker by the Holder as of July 31, 2024. A schedule of those outstanding advances is attached to this Note as Schedule I.

1. Interest. No interest shall accrue on the unpaid principal balance of this Note.

2. Payments, Maturity. The entire Principal shall be due and payable on demand by the Holder on or after August 1, 2025. In the absence of any demand, the entire Principal is due five (5) years from the date hereof. All amounts of principal and interest payable hereunder shall be paid by Maker in immediately available funds by certified check or wire transfer.

3. Prepayments. Maker may prepay this Note in whole or in part at any time without penalty.

4. Governing Law. This Note is delivered in the State of California and shall be governed by and construed in accordance with the laws of the State of California without reference to its choice of law rules.

5. Severability. If for any reason one or more of the provisions of this Note or their application to any person or circumstances shall be held to be invalid, illegal or unenforceable in any respect or to any extent, such provisions shall nevertheless remain valid, legal and enforceable in all such other respects and to such extent as may be permissible. In addition, any such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

6. Successors and Assigns; Transferability. This Note inures to the benefit of Holder and binds Maker and their respective successors and assigns. This Note shall not be transferable or assignable, by operation of law or otherwise, by Maker without the express written consent of Holder. Any transfer in violation of this provision shall be void ab initio. The Holder may assign this Note at any time without the consent of Maker. Following the effective date of any assignment by Holder, Holder shall provide Maker immediate notice of such assignment, which notice shall identify the assignee and provide the address and facsimile number of such assignee. Unless and until Maker receives a notice of an assignment, Maker shall be permitted to recognize Holder as holder of the Note and shall not be liable for any payment made to Holder instead of the assignee of the Note. Following receipt of notice of an assignment of the Note, Maker shall recognize the assignee as Holder for all purposes under this Note.

IN WITNESS WHEREOF, the undersigned has executed this Note on the date first written above.

MAKER:

Grand Forest Cabinetry Inc,
a California corporation

/s/ Fulai Wang
Fulai Wang,
Chief Financial Officer

HOLDER:

/s/ Hong Le Liang
Hong Le Liang,
an individual

Schedule I

Date of Advances	Amount
10/28/2021	$50,000.00
2/24/2022	$100,000.00
3/11/2022	$142,825.00

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